TERMINATION OF LEASE

This TERMINATION OF LEASE (this “Agreement”), dated as of May 22, 2024 (the “Effective Date”), is made and entered into by and between GREEN FRONT LLC, a Delaware limited liability company (“Landlord”), and GETAROUND, INC., a Delaware corporation (“Tenant”).

RECITALS

A.
Landlord and Tenant are parties to that certain Lease Agreement, dated October 1, 2018, as amended (collectively, and as amended, the “Lease”), with respect to certain premises which consists of approximately 45,527 rentable square feet of office space located on floors 1 through 5 and the Penthouse, and 8,887 rentable square feet of lower level parking and storage space (collectively, the “Premises”) of the property located at 55 Green Street, San Francisco, California (the “Building”), and as more particularly described in the Lease. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Lease.
B.
Landlord and Tenant acknowledge that, in connection with the Lease, Tenant issued a Security L-C and the entire balance of the Security L-C has been drawn for payment of Base Rent and other charges due under the Lease and in accordance with the Lease. As of the date of this Agreement, there is no remaining balance of the Security L-C.
C.
Tenant desires to surrender the Premises and terminate the Lease in advance of the date on which the Lease would otherwise expire for the Premises. The parties have agreed that Tenant will surrender possession of the Premises and that the Lease will terminate on the terms and conditions of this Agreement.

AGREEMENT

1.
Recitals. The Recitals set forth above are true, accurate and correct.
2.
Termination Date. The term “Termination Date” shall mean 11:59 p.m. (PDT) on June 1, 2024. Tenant hereby agrees that each of the following conditions shall have occurred prior to the Termination Date as a condition precedent to the obligations of Landlord and Tenant under this Agreement:
a.
Tenant shall have paid Landlord the One Million Dollars ($1,000,000.00) as partial payment of the Termination Fee (as defined below);
b.
Tenant shall have duly executed and delivered to Landlord the Promissory Note in the principal amount of One Million One Hundred Thousand Dollars ($1,100,000.00) and in the form attached hereto as Exhibit “1” (the “Note”);
c.
Tenant shall have paid Landlord all sublease rents, license fees, or other payments for occupancy of any portion of the Premises, collected on or after October 1, 2023
d.
Tenant shall have surrendered and vacated the Premises and shall have surrendered to Landlord all existing Tenant-owned furniture, fixtures, and equipment in the Premises as of the date of this Agreement, except for the Curtis coffee machine and Baratza coffee grinder previously located on the 4th floor, both of which have been removed from the Premises as of the Termination Date Tenant shall have surrendered and vacated the Premises and shall have surrendered to Landlord all existing Tenant-owned furniture, fixtures, and equipment in the Premises as of the date of this Agreement, except for the Curtis coffee machine and Baratza coffee grinder previously located on the 4th floor, both of which have been removed from the Premises as of the Termination Date;
e.
Tenant shall have assigned to Landlord all existing licenses and other occupancy agreements for any portion of the Premises, whether for desk pods, events or other uses, each as more particularly described in Exhibit “2” attached hereto (collectively, the “License Agreements”);

f.
Tenant shall have assigned to Landlord all service contracts identified in Exhibit “3” attached hereto and Tenant shall have paid all outstanding amounts due thereunder as of the Termination Date;
g.
Landlord’s lender shall have consented in writing to all terms of this Agreement.

Tenant acknowledges that its right to terminate the Lease is conditioned upon Tenant’s full, faithful and absolute performance of conditions precedent specified above. If Tenant breaches this Agreement or fails timely to satisfy such conditions precedent, the Lease shall remain in effect and all Rent shall become due and payable in full in accordance with the Lease, the Lease shall be enforced as if there were no such early termination of the Lease.

3.
Termination Fee. As an inducement to Landlord to enter into this Agreement, Tenant hereby agrees to pay Landlord the aggregate sum of Two Million One Hundred Thousand and 00/100 Dollars ($2,100,000.00) (the “Termination Fee”), paid and payable as follows:
a.
One Million Dollars ($1,000,000.00) paid under paragraph 2.a. above; and
b.
the Note.
4.
Lease Termination. As of the Termination Date and subject to the satisfaction of the conditions precedent in paragraph 2. above, the Lease shall terminate and be of no further force or effect, except as provided in this Agreement. For the avoidance of doubt, Tenant’s option to extend under the Lease, if any, shall be null and void and of no further force and effect.
5.
Surrender and Release. On the Termination Date:
a.
Landlord and Tenant hereby release and forever discharge each other, and their respective partners, officers, directors, agents, trustees, beneficiaries, and employees, of and from any and all claims, acts, damages, demands, rights of action and causes of action which each party ever had, now has, or in the future may have, against the other, arising from or in any way connected to the Lease, the leasing of the Premises, or Landlord’s management or operation of the Building, except for those obligations and liabilities contained in the Note, under this Agreement, or as provided in Section 5.c. below.
b.
All parties to this Agreement acknowledge that they have been informed by their attorneys of the provisions of Section 1542 of the Civil Code of the State of California and do hereby expressly waive and relinquish all rights and benefits they have or may have or had under that section, which reads as follows:

“A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

The parties to this Agreement hereby acknowledge that the foregoing waiver of the provisions of Section 1542 of the California Civil Code was separately bargained for. The parties to this Agreement expressly consent that this release shall be given full force and effect in accordance with each and all of its expressed terms and provisions, in relation to unknown or unsuspected claims, demands, and causes of action, if any, with the same effect as to those terms and provisions relating to any other claims, demand, and/or causes of action hereinabove specified.

Acknowledged:

Tenant: /s/ TA

Landlord: /s/ GG

c.
Notwithstanding anything to the contrary contained herein, the termination of the Lease and the release contained herein shall not (a) terminate or release either party from obligations under the Lease that expressly survive the termination of the Lease; (b) terminate either party’s obligation to indemnify the other with respect to any claims which accrue on or prior to the Termination Date; and (c) terminate or release Tenant’s obligations under this Agreement.
6.
Tenant’s Representations and Warranties. Tenant hereby represents and warrants to Landlord:
a.
The execution and delivery of this Agreement by or on behalf of Tenant, the consummation by Tenant of the transactions contemplated thereby, and the performance by Tenant of its obligations thereunder, have been duly and validly authorized by all necessary action by or on behalf of Tenant and will not require any consent or approval of any person or entity other than that which has heretofore been obtained.
b.
Except as specified in the License Agreements, Tenant has not assigned the Lease or sublet any portion of the Premises or entered into any agreement for any other person to occupy any portion of the Premises.
c.
After due investigation and review of its current financial information and all other relevant materials and information, Tenant represents and warrants as of the date of this Agreement that (i) Tenant does not have an unreasonably small capitalization to carry on its business and transactions and all anticipated business and transactions in which it is about to engage, (ii) Tenant is able to pay its debts as they mature, (iii) Tenant does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay such debts and liabilities as they mature, and (iv) Tenant does not intend, in consummating the transactions contemplated by this Agreement, to delay, hinder or defraud either present or future creditors or other persons or entities to which Tenant is or will become, on or after the date hereof, indebted.

7.
Remedies. In the event Tenant fails to vacate and surrender possession of the Premises, in the condition and in the manner required under the terms of the Lease by the Termination Date, Landlord shall be entitled, at its sole and absolute discretion, to pursue any or all available remedies at law or in equity, including, without limitation, any one or more of the following: (a) sue Tenant for specific performance of the terms of this Agreement; (b) initiate an unlawful detainer action against Tenant to obtain possession of the Premises; or (c) pursue all of the rights and remedies provided in the Lease for failure to vacate and surrender the Premises upon expiration or termination of the Lease, and Tenant shall be liable to and shall indemnify Landlord as provided in the Lease.
8.
Attorney’s Fees. In the event any dispute between the parties hereto should result in litigation, arbitration or any other dispute resolution process, the prevailing party shall be reimbursed by the losing party for all reasonable costs in connection therewith, including, but not limited to, reasonable attorneys’ fees and defense costs. Any such attorneys’ fees and other expenses incurred by the prevailing party shall be recoverable separately from and in addition to any other amount included in any judgment or decision in favor of the prevailing party, and such attorneys’ fees and other expenses obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment or decision.
9.
Applicable Law. This Agreement shall be governed by the laws of the State of California, and is binding upon and shall inure to the benefit of the parties and their respective agents, successors and assigns.
10.
Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the termination of the Lease. Landlord has not made, and Tenant is not relying upon, any warranties, or representations, promises or statements made by Landlord or any agent of Landlord. Any amendments, modifications or supplements to this Agreement must be in writing and signed by each party.
11.
Authority and Binding Effect. Each party represents and warrants that it has the authority to enter into this Agreement and that the individuals signing this Agreement have the authority to do so on behalf of the entities on whose behalf they sign. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.
12.
Acceptance of Agreement; Counterparts. If Landlord or Landlord’s agent offers this Agreement to Tenant, such offer is made subject to Landlord’s acceptance and approval. Notwithstanding Tenant’s execution of this Agreement, Tenant acknowledges that this Agreement shall not be binding upon Landlord until such time as Landlord approves and executes this Agreement, and Tenant receives a counterpart. The parties may execute several copies of this Agreement. All copies of this Agreement bearing signatures of the parties shall constitute one and the same Agreement, binding upon all parties. The parties may exchange counterpart signatures by facsimile or electronic transmission and the same shall constitute delivery of this Agreement with respect to the delivering party. If a variation or discrepancy among counterparts occurs, the copy of this Agreement in Landlord’s possession shall control.

[Signatures on following page]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Agreement as of the date first above written.

TENANT: LANDLORD:

GETAROUND, INC.,

a Delaware corporation

By: /s/ TOM ALDERMAN Tom Alderman,

Chief Financial Officer

GREEN FRONT LLC,

a Delaware limited liability company

By: /s/ GLEN GILMORE Glenn Gilmore,

Authorized Representative